Exhibit 23.1

The Board of Directors and Shareholders

Saflink Corporation:

We consent to the use of our report dated March 30, 2007, with respect to the consolidated balance sheets of Saflink Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 30, 2007 contains an explanatory paragraph that states Saflink Corporation has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to Saflink Corporation’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Seattle, Washington

November 2, 2007